Exhibit 99.1

Eventbrite Appoints Naomi Wheeless to Board of Directors

SAN FRANCISCO — September 14, 2020 — Eventbrite (NYSE: EB), a global self-service ticketing and experience technology platform, today announced the appointment of Naomi Wheeless to the company’s Board of Directors, effective immediately. A seasoned customer experience and operations leader, Wheeless currently serves as the Global Head of Customer Success at Square, where she oversees one of the company’s largest teams focused on addressing critical customer needs.

“Naomi’s proven track record creating world-class customer experiences and improving operations for thriving global businesses make her a fantastic addition to our board,” said Julia Hartz, co-founder and CEO of Eventbrite. “We’re thrilled to welcome a leader of her caliber and expertise, which will strengthen Eventbrite’s focus on serving our community of nearly one million creators and delivering on our mission to bring the world together through live experiences.”

Naomi has spent the past two decades building deep expertise in service excellence, technology and operations that enables her to deliver superior results to companies and their customer base. Prior to joining Square, she served as SVP of Operations at Capital One, leading customer support for the retail bank division of the company. Naomi has an MBA in Project Management and is currently pursuing a Ph.D. in Organizational Leadership and Management. She is also a certified Six Sigma Black Belt who is passionate about affecting change for youth and refugees, having served on the board of directors for several non-profits including Promise House and Refugee Services of Texas.

“The customer has always been at the center of Eventbrite’s business and I’m particularly inspired by the resilience and ingenuity that creators have shown during this challenging time,” said Wheeless. “Creating seamless connections between the customer and the company is both my strength and passion and I look forward to partnering with the team to sharpen their practices as the industry continues to navigate a new era of live experiences.”

The appointment of Wheeless to the board underscores the company’s commitment to delivering a world class self-service platform that empowers event creators to host in-person and online events. In 2019, Eventbrite served nearly one million creators in 180 countries, processing 309 million tickets to 4.7 million events around the world.

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About Eventbrite:

Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love.